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                                                            EXHIBIT 99B.23(m)-13

                              AMENDED AND RESTATED
                               RULE 12B-1 PLAN OF
                            BERGER MID CAP VALUE FUND
                 (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)

                  1. The Plan. The Trustees of Berger Investment Portfolio Trust, a Delaware business trust (the "Trust"), have adopted this Amended and Restated Rule 12b-1 Plan (the "Plan") pursuant to the terms of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), with respect to the shares designated as Investor Shares of the Trust's series known as the Berger Mid Cap Value Fund (the "Fund"). In accordance with the terms of this Plan, the Trust may act as a "distributor" (as that term is used in said Rule 12b-1) of shares of the Investor Shares of the Fund. This Plan amends, restates and replaces in its entirety that Rule 12b-1 Plan previously adopted by the Trustees with respect to the Fund dated July 7, 1998.

                  2. Authorized Payments. During each fiscal year of the Fund, the Trust is hereby authorized to pay out of the assets of the Fund on a monthly basis, an amount computed at an annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Fund represented by the Investor Shares ("12b-1 Payments") during such fiscal year to Berger Financial Group LLC ("Berger") to finance activities primarily intended to result in the sale of the Fund's Investor Shares, which shall include, but not be limited to: payments made to, and costs incurred by, the Fund's principal underwriter in connection with the distribution of the Fund's Investor Shares, including payments made to and expenses of officers and registered representatives of Berger Distributors, Inc.; payments made to and expenses of other persons (including employees of Berger) who are engaged in, or provide support services in connection with, the distribution of the Fund's Investor Shares, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Fund's Investor Shares, including services to shareholders of the Fund's Investor Shares and prospective investors; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of the Fund's Investor Shares; costs involved in preparing, printing and distributing sales literature for the Fund's Investor Shares; costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities on behalf of the Fund relating to its Investor Shares that Berger deems advisable; and such other costs relating to Investor Shares of the Fund as may from time to time be agreed upon by the Fund. 12b-1 Payments shall be made by the Trust to Berger with respect to each fiscal year of the Fund without regard to the actual distribution expenses incurred by Berger in such year; i.e., if distribution expenditures incurred by Berger are less than the total of such 12b-1 Payments in such year, the difference shall not be reimbursed to the Trust by Berger, and if distribution expenditures incurred by Berger are more than the total of such 12b-1 Payments, the excess shall not be reimbursed to Berger by the Trust. 12b-1 Payments made pursuant to this Plan shall be imposed only against the assets of the Fund represented by Investor Shares.



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                  3. Trustee Approval. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

                  4. Annual Reapproval. Unless sooner terminated pursuant to paragraph 5, this Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

                  5. Termination of Plan. This Plan may be terminated at any time by a vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the Fund's outstanding shares.

                  6. Amendments. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof without approval of holders of Investor Shares as provided in Rule 12b-1 under the Act (or any successor provision), and no material amendment to the Plan shall be made unless approved in the manner provided for in paragraph 3 hereof.

                  7. Quarterly Reports. Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of the Fund pursuant to this Plan or any related agreements shall provide to the Trustees of the Trust, and the Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Unless directed otherwise by the Trustees with respect to a particular expenditure or type of expenditure, any expenditure made by Berger which jointly promotes the sale of Investor Shares of the Fund and the sale of other classes of shares or shares of other investment companies for which Berger or its affiliate serves as investment adviser or administrator, and which expenditures are not readily identifiable as related to the Fund or one or more of such other investment companies, shall be allocated to the Investor Shares of the Fund or one or more of such other classes or other investment companies on a basis such that the Investor Shares of the Fund will be allocated only its proportional share of such expenditures based upon the relative net assets of the Fund represented by Investor Shares as compared to the net assets of all such other investment companies thus promoted.

                  8. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees of the Trust who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

                  9. Records. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, and shall preserve the Plan, agreement or report the first two years in an easily accessible place.



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                  10. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN
that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. The Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

                  IN WITNESS WHEREOF, the adoption of this Rule 12b-1 Plan by the Trustees of the Trust with respect to the Investor Shares of the Fund is hereby confirmed as of the day and year set forth below.

                                            BERGER INVESTMENT PORTFOLIO TRUST,
                                            with respect to the series known as
                                            the Berger Mid Cap Value Fund



Date:_________, 2002                        By
                                              ----------------------------------
                                              Jack R. Thompson, President



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